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PAGE 1

                            Flexible Payment Deferred Annuity Contract


American Centurion Life

A Stock Company

P.O. Box 5555
Albany, New York  12205-0555


This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, American Centurion Life
Assurance Company, a Stock Company, Indianapolis, Indiana. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Retirement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by American Centurion Life Assurance Company in Albany, New York, as of the contract date shown below.

ACCUMULATION VALUES, WHEN BASED ON THE INVESTMENT RESULTS OF THE
SEPARATE ACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED
DOLLAR AMOUNT.  SEE PAGE 9 FOR VARIABLE PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract and refund all purchase payments which you have made. This contract will then be considered void from its start.


President


Secretary


o Flexible Purchase Payments
o Optional Fixed Dollar or Variable Accumulation Values and Annuity
  Payments
o Annuity Payments to Begin on the Retirement Date
o This Contract is Nonparticipating - Dividends Are Not Payable


45054                                                      A(11/95)



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PAGE 2
                                           CONTRACT DATA

Upon issuance of this contract your initial purchase payment has been applied to the fixed and variable accounts as shown below. You may make additional payments and change the purchase payment allocation as provided in this contract. Refer to the purchase payments provision on Page 6.

                                              Purchase Payment
       Variable Subaccounts/Funds           Allocation Percentage
       --------------------------           ---------------------
       IDSL Capital Resource                         10%
       IDSL Special Income                           10%
       IDSL Moneyshare                               10%
       IDSL Managed                                   0%
       IDSL International Equity                     10%
       IDSL Aggressive Growth                        10%
       OCC Managed                                   10%
       OCC U.S. Gov't. Income                         0%
       G.T. Global New Pacific                        0%
       G.T. Global Latin America                      0%
       PCM New Opportunities                         10%
       PCM Growth & Income                            0%
       PCM High Yield                                 0%
       PCM Diversified Income                        10%
       ACL Fixed Account                             20%

Withdrawal Charge: If you withdraw all or a portion of this contract, a withdrawal charge may apply. A withdrawal charge applies if all or part of the contract value withdrawn is from purchase payments received during the contract year of withdrawal and during the six immediately preceding contract years.

         Contract Years
      From Payment Receipt         Withdrawal Charge
      --------------------         -----------------
               1                   7% of purchase payment withdrawn
               2                   6% of purchase payment withdrawn
               3                   5% of purchase payment withdrawn
               4                   4% of purchase payment withdrawn
               5                   3% of purchase payment withdrawn
               6                   2% of purchase payment withdrawn
               7                   1% of purchase payment withdrawn
          Thereafter               0% of purchase payment withdrawn

After the first contract year, you may withdraw up to 10 percent of your prior contract anniversary contract value each contract year without incurring a withdrawal charge. Refer to the withdrawal charge provision on Page 11 for additional withdrawal charge information.

Contract Administrative Charge:  See Page 8.

The Maximum Total Contract Purchase Payments (cumulative total all contract years) is $1,000,000. We reserve the right to increase this maximum on a uniform basis for all contract owners in a class.

The Guaranteed Minimum Effective Interest Rate to be credited to the fixed account is 3%.



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                                           CONTRACT DATA

Contract Number:            9930-SAMPLE
Initial Purchase Payment:   $10,000.00
Annuitant:                  John Doe
Contract Owner:             John Doe

Contract Date:              January 1, 1996
Retirement Date:            January 1, 2026
Contract Type:              Non-qualified


45054



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PAGE 4
                                             Contents


Definitions                                 Important words and meanings/Page 2

General Provisions                   Entire contract; Annuity tax
                                     qualification; Contract modification;
                                     Incontestability; Benefits based on
                                     incorrect data; State laws; Reports to
                                     owner; Evidence of survival; Protection of proceeds; Payments by us; Voting rights/Page 3

Ownership and Beneficiary                  Owner rights; Joint owners; Change of
                                            ownership; Annuitant; Beneficiary;
                                            Change of Beneficiary;
                                            Assignment/Page 4

Payments to Beneficiary                    Describes options and amounts payable
                                            upon death/Page 5

Purchase Payments                           Purchase payments amounts; Payment
                                            limits; Allocations of purchase
                                            payments/Page 6

Contract Value Describes the fixed and variable account contract values; Interest to be credited; Contract administrative charge; Premium taxes; Transfers of contract values/Page 7

Fixed and Variable Accounts                 Describes the fixed account;
                                            Describes the variable subaccounts,
                                            accumulation units and values; Net
                                            investment factor; Mortality and
                                           expense risk charge; Variable account
                                            administrative charge; Distribution
                                            charge; Annuity unit value/Page 9

Withdrawal Provisions                       Contract withdrawal for its
                                            withdrawal value;  Rules for
                                            withdrawal; TSA distribution
                                            restrictions/Page 11

Annuity                              Provisions  When  annuity  payments  begin;
                                     Different ways to receive annuity payments;
                                     Determination of payment amounts/Page 13

Tables of Settlement Rates Tables showing the amount of the first variable annuity payment and the guaranteed fixed annuity payments for the various payment plans/Page 15




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PAGE 5
                                            Definitions

The following words are used often in this contract. When we use these words, this is what we mean:

Annuitant
The person or persons on whose life monthly annuity payments depend.

You, Your
The owner of this contract. The owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this contract.

We, Us, Our
American Centurion Life Assurance Company

Accumulation Unit
An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

Annuity Unit
An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable account on and after the retirement date.

Contract Date
It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

Contract Value
The sum of the: (1) Fixed Account Contract Value; and (2) Variable Account Contract Value.

Retirement Date
The date shown under Contract Data on which annuity payments are to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.

Settlement
The application of the contract value of this contract to provide annuity payments.

Valuation Date
A valuation date is each day the New York Stock Exchange is open for trading.

Valuation Period
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.



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Fixed Account
The fixed account is made up of all our assets other than those in any separate account.

Variable Account
The variable account is a separate investment account of ours. It consists of several subaccounts. Each subaccount is named under Contract Data.

Fixed Annuity
A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

Variable Annuity
A variable annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

Written Request
A request in writing signed by you and delivered to us at our administrative office.

Code
The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this contract.



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                                        General Provisions

Entire Contract
This contract form, any endorsements and the copy of the application attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Annuity Tax Qualification
This contract is intended to qualify as an annuity contract under Section 72 of the Code for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, notwithstanding any other provisions to the contrary.

Contract Modification
We reserve the right to modify this contract to the extent necessary to qualify this contract as an annuity contract under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract.

We will obtain the approval of any regulatory authority for the modifications and will provide you with notice and copy of such change.

Incontestable
This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data
Payments under the contract will be based on the annuitant's birthdate and sex. If the annuitant's birthdate or sex has been misstated, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will be made up immediately with an interest credit of 6% per year. Any overpayments made by us will be subtracted from the future payments together with an interest charge of 6% per year.

State Laws
This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state. Any paid up annuity, cash withdrawal or death benefits available under the contract are not less than the minimum benefits required by any statute of the state in which the contract is delivered.

Reports to Owner
At least once a year we will send you a statement showing the contract value and the cash withdrawal value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.



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PAGE 8
Evidence of Survival
Where any payments under this contract depend on the recipient or annuitant being alive on a certain date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payments.

Protection of Proceeds
Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Payments by Us
All sums payable by us are payable at our home office. Any payment of a variable annuity or withdrawal based on the variable contract value shall be payable only from the variable account.

Voting Rights
So long as federal law requires, we will give certain voting rights to contractowners. As contractowner, if you have voting rights we will send a notice to you telling you the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.



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PAGE 9
                                     Ownership and Beneficiary

Owner Rights
As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

Joint Owners
All joint owners must sign all ownership requests. Joint owners must designate one address to which all communications are to be sent. The death benefit described on Page 5 will be paid to the beneficiary at the death of the first joint owner to die.

For joint spousal ownerships, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse the use of the spousal continuation at death described on Page
5. The deemed surviving spouse sole beneficiary may be overridden if specifically requested in writing signed by both joint spousal owners.

Change of Ownership You may change the ownership.

Any change of ownership must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Annuitant
The annuitant is the person you named in the application. The only permitted change of annuitant is to an eligible surviving spouse electing spousal continuation as described on Page 5.

Beneficiary
Beneficiaries are those you have named in the application or later changed as provided below, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living, we will pay the benefits to you, if living, otherwise to your estate.

For joint spousal ownerships, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse the use of the spousal continuation at death described on Page
5. The deemed surviving spouse sole beneficiary may be overridden if specifically requested in writing signed by both joint spousal owners.

Change of Beneficiary
You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.



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Assignment
You can assign this contract or any interest in it while the annuitant is living. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our home office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office. We are not responsible for the validity of any assignment.



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PAGE 11
                                      Payments to Beneficiary

Death Benefits Before the Retirement Date
If you or the annuitant die before the retirement date while this contract is in force, and both you and the annuitant were age 75 or younger on the contract date, and if all withdrawals you have made from this contract have been without withdrawal charge, we will pay the beneficiary the greater of:

1. the contract value; or

2. the total purchase payments paid less any amounts withdrawn; or

3. on or after the fifth contract anniversary, the death benefit as of the most recent fifth contract anniversary adjusted by adding any purchase payments made since that most recent fifth contract anniversary and by subtracting any amounts withdrawn since that most recent fifth contract anniversary.

If you or the annuitant die before the retirement date while this contract is in force, and both you and the annuitant were age 75 or younger on the contract date, and you have made withdrawals subject to withdrawal charge, we will pay the beneficiary the contract value.

If you or the annuitant die before the retirement date while this contract is in force, and either you or the annuitant were age 76 or older on the contract date, we will pay the beneficiary the contract value.

If the annuity is jointly owned, the death benefit described above will be paid to the beneficiary at the death of the first joint owner to die. For joint spousal ownerships, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse the use of the spousal continuation at death described on Page 5. The deemed surviving spouse sole beneficiary may be overridden if specifically requested in writing signed by both joint spousal owners.

Federal law requires distribution at the annuitant's death if the owner is a corporation or other non-individual.

Payment of Death Benefit Before the Retirement Date The above death benefit will be payable in a lump sum upon the receipt of due proof of death of you or the annuitant, whichever first occurs. The beneficiary may elect to receive payment anytime within five years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and




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PAGE 12
3. payments must begin no later than one year after the date of death.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Any amounts payable or applied by us as described in this section will be based on the contract value as of the valuation date on or next following the date on which due proof of death is received at our home office.

Spouse's Option to Continue Contract
If you die prior to the retirement date and your spouse is the sole beneficiary or co-owner of the contract, your spouse may keep the contract in force as owner and may make additional purchase payments to the contract.

Death After the Retirement Date
If you (the owner) die while payments are being made under an Annuity Payment Plan, those payments will continue according to the plan you chose.

If the annuitant dies while payments are being made under an Annuity Payment Plan, those payments will end unless the plan you chose calls for payments to continue after the annuitant's death.

If you chose Annuity  Payment Plan B, C or E (see Annuity  Payment Plans on Page
13), any remaining guaranteed payments will be continued to your beneficiary, if living; if not, to you, if living; if not, to your estate.



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PAGE 13
                                         Purchase Payments

Purchase Payments
Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our home office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments. Upon payment to us, purchase payments become our property.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Additional Purchase Payments
Additional purchase payments may be made until the earlier of:

1. the date this contract terminates by withdrawal or otherwise; or

2. the date on which annuity payments begin.

Additional purchase payments are subject to the "Payment Limits Provision" below.

Payment Limits Provision
Maximum Purchase Payments - The maximum total contract purchase payments may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Additional Purchase Payments - You may make additional purchase payments of at least $500.

All purchase payments must be made in cash. If you die before the entire interest in this contract has been distributed to you, and your beneficiary is other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this contract.

Allocation of Purchase Payments
You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for the fixed account and each variable subaccount may be made in any whole percent from 0% to 100%. No allocation may be made that would result in a fixed account or variable subaccount value of less than $500. Your allocation instructions as of the contract date are shown under Contract Data.

By written request, or by another method agreed to by us, you may change your choice of accounts or percentages. Net purchase payments will be allocated as of the end of the valuation period during which we receive the payment at our home office.




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PAGE 14
                                          Contract Value

Contract Value
The contract value at any time is the sum of:

     1. the Fixed Account Contract Value; and
     2. the Variable Account Contract Value.

If:  1. part or all of the contract value is withdrawn; or
     2. charges described herein are made against the contract value;

then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For withdrawals, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

Variable Account Contract Value
The variable account contract value at any time will be:

1. the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments so allocated, or transfers among the variable and fixed accounts; less
2. the value of any units deducted for charges or withdrawals.

Fixed Account Contract Value
The fixed account contract value at any time will be:

1. the sum of all purchase payments allocated to the fixed account, plus interest credited; plus
2. any amounts transferred to the fixed account from any variable subaccount, plus interest credited; less
3. any amounts transferred from the fixed account to any variable subaccount; less
4. any amounts deducted for charges or withdrawals.

Interest to be Credited
We will credit interest to the fixed account contract value. Interest will begin to accrue on the date the purchase payments are received in our home office. Such interest will be credited at rates that we determine from time to time. However, we guarantee that the rate will not be less than a 3% effective annual interest rate.




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PAGE 15
                                 Table of Fixed Account Guaranteed
                                          Minimum Values
                                    Per $2,000 Annual Payments
                                Allocated 100% to the Fixed Account
                            Based on the 3% Minimum Interest Guarantee

                    Guaranteed                  Guaranteed
End of              minimum                     minimum
contract            fixed account               fixed account
year                contract values             withdrawal values
1                   $ 2,030.00                  $ 1,901.90
2                     4,120.90                    3,866.65
3                     6,274.53                    5,924.16
4                     8,492.76                    8,062.19
5                    10,777.55                   10,282.57

6                    13,130.87                   12,590.87
7                    15,554.80                   14,994.85
8                    18,051.44                   17,491.44
9                    20,622.99                   20,062.99
10                   23,271.68                   22,711.68

11                   25,999.83                   25,439.83
12                   28,809.82                   28,249.82
13                   31,704.11                   31,144.11
14                   34,685.24                   34,125.24
15                   37,755.80                   37,195.80

16                   40,918.47                   40,358.47
17                   44,176.02                   43,616.02
18                   47,531.30                   46,971.30
19                   50,987.24                   50,427.24
20                   54,546.86                   53,986.86

If there are any additional payments, transfers to or from the variable subaccounts, withdrawals or premium tax adjustments, the above values will be adjusted as described in this contract.

Variable subaccount contract and withdrawal values are not guaranteed and cannot be projected.

Contract Administrative Charge
We charge a fee for establishing and maintaining our records for this contract. The charge is $30 per year and is deducted from the contract value at the end of each contract year. The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value.

We waive the annual contract  administrative  charge for any contract year where
the  contract  value   immediately  prior  to  the  deduction  of  the  contract
administrative charge is $50,000 or more.

If you make a full withdrawal of this contract, we deduct the full $30 contract administrative charge at the time of full withdrawal.

The charge does not apply after settlement of this contract.



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PAGE 16
Premium Tax Charges
A charge will be made by us against the contract value of this contract for any premium taxes not previously deducted.

Transfers of Contract Values
While this contract is in force prior to the settlement date, transfers of contract values may be made as outlined below:

1. You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account.

2. On or within the 30 days before or after a contract anniversary you may transfer values from the fixed account to one or more of the variable subaccounts. If such a transfer is made, no transfers from any variable subaccount to the fixed account may be made for six months.

You may make a transfer by written request. There is no fee or charge for these transfers. However, the minimum transfer amount is $500, or if less, the entire value in the subaccount or in the fixed account from which the transfer is being made, or other such minimum amounts agreed to by us.

We reserve the right to modify your right to transfer all or part of the values held in one or more of the variable subaccounts or the fixed account to another one or more of the variable subaccounts or the fixed account if we determine, in our sole discretion, that the exercise of that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Modifications could include, but are not limited to, the requirement of a minimum time period between each transfer, not accepting transfer requests of an agent acting under power of attorney on behalf of more than one Contract Owner or limiting the dollar amount that may be transferred between one or more of the variable subaccounts and the fixed account at any one time. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other Contract Owners.



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PAGE 17
                                    Fixed and Variable Accounts

The Fixed Account
The fixed account is our general account. It is made up of all our assets other than

1. those in the variable accounts; and
2. those in any other segregated asset account.

The Variable Account
The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Contract Data. We have allocated a part of our assets for this and certain other contracts to the variable account. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account
Purchase payments applied to the variable account will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds the variable subaccounts buy shares from if laws or regulations change, the existing funds become unavailable or, in the judgment of American Centurion Life, the funds are no longer suitable for the subaccounts. If any of these situations occur, we would have the right to substitute funds other than those shown under Contract Data. We may also add additional subaccounts investing in other funds.

We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this contract is delivered.

Valuation of Assets
Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units
The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments allocated to the subaccount; and
2. transfers to the subaccount;

and subtracting the number of accumulation units resulting from:

1. transfers from the subaccount; and
2. withdrawals (including withdrawal charges) from the subaccount;
   and
3. contract administrative charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing

PAGE 18
1. the amount allocated to or deducted from the subaccount; by
2. the accumulation unit value for the subaccount for the
   respective  valuation period during which we received the purchase payment or
   transfer  value,  or  during  which  we  deducted   transfers,   withdrawals,
   withdrawal charges or contract administrative charges.

Variable Account Accumulation Unit Value The value of an accumulation unit for each of the variable subaccounts was set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same subaccount for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor
The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1. is the sum of:
    a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus
    b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior valuation period.

3. is a factor representing the mortality and expense risk charge.

4. is a factor representing the variable account administrative charge.

Mortality and Expense Risk Charge
In calculating accumulation unit values, we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to 1.25% of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. The deduction will be:

1. made from each variable subaccount; and
2. computed on a daily basis.

PAGE 19
Variable Account Administrative Charge
In calculating accumulation unit values we will deduct a variable account administrative charge from the variable subaccounts equal, on an annual basis, to 0.10% of the daily net asset value. This deduction is made to compensate us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1. made from each variable subaccount; and
2. computed on a daily basis

Annuity Unit Value
The value of an annuity unit for each variable account was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable account for the last prior valuation period is multiplied by the net investment factor for the account for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into the annuity tables on Page 15.

PAGE 20
                                       Withdrawal Provisions

Withdrawal
By written request and subject to the rules below you may:

1. withdraw this contract for the total withdrawal value; or
2. partially withdraw this contract for a part of the withdrawal value.

Rules for Withdrawal
All withdrawals will have the following conditions:

1. You must apply by written request or other method agreed to by us:

    (a) while this contract is in force; and
    (b) prior to the earlier of the retirement date or the death of the annuitant.

2. You must withdraw an amount equal to at least $500. Each variable subaccount value and the fixed account value after a partial withdrawal must be either $0 or at least $500.

3. The amount withdrawn, less any charges, will normally be mailed to you within seven days of the receipt of your written request and this contract, if required.

    For withdrawals from the fixed account, we have the right to defer payment to you for up to six months from the date we receive your request.

4. For partial withdrawals, if you do not specify from which account the withdrawal is to be made, the withdrawal will be made from the variable subaccounts and the fixed account in the same proportion as your interest in each bears to the contract value.

5. Any amounts withdrawn and charges which may apply cannot be repaid.

Upon withdrawal for the full withdrawal value this contract will terminate. We may require that you return the contract to us before we pay the full withdrawal value.

Withdrawal Value
The withdrawal value at any time will be:

1. the contract value;

2. minus the contract administrative charge, prorated based on the number of days from your last contract anniversary to the date of full withdrawal;

3. minus any withdrawal charge.

PAGE 21
Withdrawal Charge
If you withdraw all or part of your contract, you may be subject to a withdrawal charge. A withdrawal charge applies if all or part of the contract value you withdraw is from new payments. Refer to "Waiver of Withdrawal Charges" for situations when withdrawal charges are not deducted.

For the contract year of your withdrawal:

o Old Payments are purchase payments we received in any contract year six or more years prior to the contract year of withdrawal.

o New Payments are purchase payments we received during the contract year of withdrawal and during the six immediately preceding contract years.

We determine your withdrawal charge by multiplying each of your new payments by the applicable withdrawal charge percentage, and then summing the total withdrawal charges.

The new payment withdrawal charge percentage depends on the number of contract years since you made the payment(s):

Contract Years From
Payment Receipt                   Withdrawal Charge Percentage
       1                                       7%
       2                                       6%
       3                                       5%
       4                                       4%
       5                                       3%
       6                                       2%
       7                                       1%
   Thereafter                                  0%

Waiver of Withdrawal Charges
Withdrawal charges are waived in these situations:

1. After the first contract year, withdrawals during the year totaling up to 10% of your prior contract anniversary contract value; and

2. Contract earnings - if any - in excess of the annual 10% free withdrawal amount; and

3. Settlement payments using an annuity payment plan; and

4. Payments made in the event of the death of the owner or annuitant.

Withdrawal Order
We use this order to determine withdrawal charges:

1. First, withdrawals up to 10% of your prior anniversary account value not previously withdrawn during this contract year. (No withdrawal charge.)

PAGE 22
2. Next, withdrawals are from contract earnings - if any - in excess of the annual 10% free withdrawal amount. (No withdrawal charge.)

3. Next, withdrawals are from old payments not previously withdrawn. (No withdrawal charge.)

4. Last, withdrawals are from new payments. There is a withdrawal charge for withdrawals from new payments.

Withdrawal Charge Calculation Example
We determine your withdrawal charge by multiplying each of your new payments by the applicable withdrawal charge percentages, and then summing the total withdrawal charges.

For example, the withdrawal charge on a total withdrawal request for a contract with this history:

o The contract date is July 1, 1995 with a contract year of July 1 through June 30 and with an anniversary date of July 1 each year

o We received these payments - $10,000 July 1, 1995, $8,000 December 31, 2001 and $6,000 February 20, 2003

o The owner withdraws the contract for its total withdrawal value of $38,101 on August 5, 2005 and had not made any other withdrawals during that contract year

o  The prior anniversary July 1, 2005 contract value was $38,488 is calculated this way:

Withdrawal
Charge             Explanation
$   0              $3,848.80 is 10% of the prior anniversary
                   account value withdrawn without withdrawal charge; and

$   0              $10,252.20 is contract earnings in excess of
                   the 10% free withdrawal amount withdrawn without withdrawal charge.

$   0              $10,000 7-1-95 payment is an old payment
                   withdrawn without withdrawal charge; and

$240 $8,000 12-31-01 payment is a new payment in its fifth contract year from receipt, withdrawn with a 3% withdrawal charge; and

$240               $6,000 2-20-03 payment is a new payment in
                   its fourth contract year from receipt
____               withdrawn with a 4% withdrawal charge.
$480

Suspension or Delay in Payment of Withdrawal We have the right to suspend or delay the date of any withdrawal payment from the variable subaccounts for any period:

PAGE 23
1. When the New York Stock Exchange is closed; or

2. When trading on the New York Stock Exchange is restricted; or

3. When an emergency exists as a result of which:
   (a) disposal of securities held in the variable subaccounts is not reasonably practical; or
   (b) it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. During any other period when the Securities and Exchange
   Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

PAGE 24
                                        Annuity Provisions

Settlement
When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

Change of Retirement Date
You may change the retirement date shown for this contract. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our home office.

The maximum retirement date is the annuitant's 85th birthday.

Annuity Payment Plans
Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

Plan A - This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, 10 or 15 years. You must select the guaranteed period.

Plan C - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

Plan D - Monthly payments will be paid during the lifetime of the annuitant and joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the annuitant and joint annuitant.

Plan E - This provides monthly fixed dollar annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

You may select the plan by written request to us at least 30 days before the retirement date. If at least 30 days before the retirement date we have not received at our home office your written request to select a plan, we will make fixed dollar payments according to Plan B with payments guaranteed for 10 years.

PAGE 25
If the amount to be applied to a plan would not provide an monthly payment of at least $20, we have the right to change the frequency of the payment or to make a lump sum payment of the contract value.

Fixed Annuity
A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments remain the same. At settlement the fixed account contract value will be applied the applicable Annuity Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B on Page 16.

In addition, the amount of such fixed annuity payments will not be less than that which would be provided if a single payment immediate annuity then offered by us to annuitants in the same class were to be purchased with the contract's fixed account contract value.

Variable Annuity
A variable annuity is an annuity with payments which:

1. are not predetermined or guaranteed as to dollar amount; and
2. vary in amount with the investment experience of the variable accounts.

Determination of the First Variable Annuity Payment At settlement, the variable account contract value will be applied to the applicable Annuity Table. This will be done:

1. on the valuation date on or next preceding the seventh calendar day before the retirement date; and

2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A on Page 15.

Variable Annuity Payments After the First Payment Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable accounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the seventh calendar day before the retirement date. This result establishes the number of annuity units for each monthly annuity payment after the first payment. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the seventh calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

PAGE 26
We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

Exchange of Annuity Units
Annuity units of any variable account may be exchanged for units of any of the other variable accounts. This may be done no more than once a year. Once annuity payments start no exchanges may be made to or from any fixed annuity.

PAGE 27
                                    Tables of Settlement Rates

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect on the settlement date. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and adjusted age of the annuitant on the date of settlement. The amount of such annuity payments under Plan D will depend upon the sex and the adjusted age of the annuitant and the joint annuitant on the date of settlement.

Adjusted age shall be equal to the age nearest birthday minus an "adjustment" depending on the calendar year of birth of the annuitant as follows:

Calendar                          Calendar
Year of                           Year of
Annuitant's           Adjust-     Annuitant's           Adjust-
Birth                 ment        Birth                 ment
-----                 ----        -----                 ----
Prior to 1920         0           1945 through 1949     6
1920 through 1924     1           1950 through 1959     7
1925 through 1929     2           1960 through 1969     8
1930 through 1934     3           1970 through 1979     9
1935 through 1939     4           1980 through 1989     10
1940 through 1944     5           After 1989            11

PAGE 28

                           Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied

        Plan A                       Plan B                      Plan C         Plan D   -   Joint and Survivor

        Life           5 Years       10 Years      15 Years      With           Adj.     Adjusted Age of Female Joint Annuitant
                                                                                         --------------------------------------
Adj.    Income         Certain       Certain       Certain       Refund         Male  10 Yrs    5 Yrs     Same     5 Yrs     10 Yrs
Age*    M        F     M      F      M      F      M      F      M      F       Age*  Younger Younger     Age      Older     Older
----------------------------------------------------------------------------------------------------------------------------------

45      5.16     4.87  5.15   4.87   5.12   4.86   5.07   4.84   5.06   4.82    45    4.45      4.54      4.63     4.72      4.81
46      5.21     4.91  5.20   4.91   5.17   4.90   5.12   4.88   5.11   4.86    46    4.47      4.56      4.66     4.76      4.85
47      5.28     4.96  5.26   4.96   5.23   4.94   5.17   4.92   5.16   4.91    47    4.50      4.59      4.69     4.80      4.90
48      5.34     5.01  5.33   5.00   5.29   4.99   5.23   4.96   5.21   4.95    48    4.52      4.62      4.73     4.84      4.94
49      5.41     5.06  5.39   5.05   5.35   5.04   5.28   5.01   5.27   4.99    49    4.55      4.65      4.76     4.88      5.00

50      5.48     5.12  5.46   5.11   5.41   5.09   5.34   5.06   5.33   5.04    50    4.57      4.68      4.80     4.93      5.05
51      5.55     5.17  5.53   5.17   5.48   5.14   5.40   5.11   5.39   5.09    51    4.60      4.72      4.85     4.98      5.11
52      5.63     5.23  5.61   5.23   5.55   5.20   5.46   5.16   5.46   5.15    52    4.63      4.75      4.89     5.03      5.17
53      5.71     5.30  5.69   5.29   5.63   5.26   5.53   5.22   5.53   5.20    53    4.66      4.79      4.94     5.09      5.23
54      5.80     5.37  5.77   5.36   5.70   5.33   5.60   5.28   5.60   5.26    54    4.70      4.84      4.99     5.15      5.30

55      5.89     5.44  5.86   5.43   5.79   5.40   5.67   5.34   5.68   5.33    55    4.73      4.88      5.04     5.21      5.38
56      5.99     5.52  5.96   5.51   5.88   5.47   5.74   5.40   5.76   5.39    56    4.77      4.93      5.10     5.28      5.46
57      6.10     5.60  6.06   5.59   5.97   5.54   5.82   5.47   5.84   5.47    57    4.81      4.98      5.16     5.35      5.54
58      6.21     5.69  6.17   5.68   6.07   5.62   5.90   5.54   5.94   5.54    58    4.85      5.03      5.23     5.43      5.63
59      6.33     5.79  6.29   5.77   6.17   5.71   5.98   5.62   6.03   5.62    59    4.90      5.09      5.30     5.52      5.73

60      6.46     5.89  6.42   5.87   6.28   5.80   6.07   5.69   6.13   5.70    60    4.94      5.15      5.37     5.61      5.83
61      6.60     6.00  6.55   5.97   6.40   5.90   6.16   5.78   6.24   5.79    61    5.00      5.21      5.45     5.70      5.95
62      6.75     6.11  6.69   6.08   6.52   6.00   6.25   5.86   6.36   5.89    62    5.05      5.28      5.54     5.81      6.07
63      6.91     6.23  6.84   6.20   6.64   6.11   6.34   5.95   6.48   5.99    63    5.11      5.35      5.63     5.92      6.20
64      7.09     6.37  7.01   6.33   6.78   6.22   6.43   6.04   6.61   6.10    64    5.17      5.43      5.73     6.04      6.34

65      7.27     6.51  7.18   6.47   6.91   6.34   6.52   6.14   6.74   6.21    65    5.23      5.52      5.83     6.17      6.49
66      7.47     6.66  7.36   6.61   7.06   6.47   6.62   6.24   6.88   6.33    66    5.30      5.61      5.95     6.30      6.65
67      7.68     6.82  7.56   6.77   7.21   6.60   6.71   6.34   7.04   6.46    67    5.38      5.70      6.07     6.45      6.82
68      7.91     7.00  7.76   6.73   7.36   6.74   6.81   6.44   7.19   6.60    68    5.46      5.80      6.20     6.61      7.01
69      8.15     7.19  7.98   7.11   7.52   6.89   6.90   6.54   7.36   6.74    69    5.54      5.92      6.34     6.79      7.21

70      8.41     7.39  8.21   7.31   7.68   7.04   6.98   6.65   7.54   6.90    70    5.63      6.03      6.49     6.97      7.42
71      8.69     7.62  8.46   7.51   7.84   7.21   7.07   6.75   7.73   7.06    71    5.73      6.16      6.65     7.17      7.66
72      8.99     7.86  8.71   7.74   8.01   7.38   7.15   6.86   7.92   7.24    72    5.84      6.30      6.83     7.39      7.90
73      9.31     8.12  8.98   7.98   8.18   7.56   7.23   6.96   8.13   7.42    73    5.95      6.44      7.02     7.62      8.17
74      9.65     8.41  9.27   8.23   8.35   7.74   7.30   7.06   8.35   7.63    74    6.07      6.60      7.22     7.87      8.46

75      10.02    8.72  9.57   8.51   8.52   7.93   7.37   7.15   8.58   7.84    75    6.19      6.77      7.44     8.14      8.77
---------------------------------------------------------------------------------------------------------------------------------
*Adjusted age of annuitant.         M = Male     F = Female

Table A above is based on the "1983 Individual Annuitant Mortality Table A." Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request.

PAGE 29

                          Table B - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

        Plan A                       Plan B                      Plan C         Plan D   -   Joint and Survivor

        Life           5 Years       10 Years      15 Years      With           Adj.     Adjusted Age of Female Joint Annuitant
Adj.    Income         Certain       Certain       Certain       Refund         Male  10 Yrs    5 Yrs     Same     5 Yrs     10 Yrs
Age*    M        F     M      F      M      F      M      F      M      F       Age*  Younger Younger     Age      Older     Older
----------------------------------------------------------------------------------------------------------------------------------

45      3.93     3.63  3.92   3.63   3.90   3.63   3.87   3.61   3.80   3.57    45    3.17      3.28      3.39     3.50      3.61
46      3.99     3.68  3.98   3.68   3.96   3.67   3.92   3.66   3.85   3.61    46    3.20      3.31      3.43     3.55      3.66
47      4.05     3.73  4.05   3.73   4.02   3.72   3.98   3.71   3.90   3.66    47    3.23      3.35      3.47     3.59      3.71
48      4.12     3.79  4.11   3.79   4.09   3.77   4.04   3.76   3.96   3.70    48    3.26      3.38      3.51     3.64      3.76
49      4.19     3.84  4.18   3.84   4.15   3.83   4.10   3.81   4.01   3.75    49    3.29      3.42      3.56     3.69      3.82

50      4.27     3.90  4.26   3.90   4.22   3.89   4.17   3.86   4.08   3.80    50    3.32      3.46      3.60     3.75      3.88
51      4.34     3.97  4.33   3.96   4.29   3.95   4.23   3.92   4.14   3.86    51    3.36      3.50      3.65     3.80      3.94
52      4.43     4.03  4.41   4.03   4.37   4.01   4.30   3.98   4.20   3.91    52    3.39      3.54      3.70     3.86      4.01
53      4.51     4.10  4.50   4.10   4.45   4.08   4.37   4.04   4.27   3.97    53    3.43      3.59      3.76     3.93      4.08
54      4.60     4.18  4.59   4.17   4.54   4.15   4.45   4.11   4.35   4.03    54    3.47      3.64      3.82     3.99      4.16

55      4.70     4.25  4.68   4.25   4.62   4.22   4.53   4.18   4.42   4.10    55    3.51      3.69      3.88     4.06      4.23
56      4.80     4.34  4.78   4.33   4.72   4.30   4.61   4.25   4.50   4.17    56    3.56      3.74      3.94     4.14      4.32
57      4.91     4.42  4.89   4.41   4.82   4.38   4.69   4.32   4.58   4.24    57    3.60      3.80      4.01     4.22      4.41
58      5.03     4.52  5.00   4.50   4.92   4.47   4.78   4.40   4.67   4.31    58    3.65      3.86      4.08     4.30      4.51
59      5.15     4.61  5.12   4.60   5.03   4.56   4.87   4.48   4.76   4.39    59    3.70      3.92      4.15     4.39      4.61

60      5.28     4.72  5.25   4.70   5.14   4.66   4.96   4.57   4.86   4.48    60    3.76      3.99      4.24     4.49      4.72
61      5.42     4.83  5.39   4.81   5.26   4.76   5.06   4.66   4.96   4.56    61    3.81      4.06      4.32     4.59      4.83
62      5.57     4.95  5.53   4.93   5.39   4.86   5.16   4.75   5.07   4.66    62    3.87      4.13      4.41     4.70      4.96
63      5.74     5.07  5.69   5.05   5.52   4.98   5.26   4.85   5.19   4.75    63    3.94      4.21      4.51     4.81      5.09
64      5.91     5.21  5.85   5.18   5.66   5.10   5.36   4.95   5.30   4.86    64    4.00      4.29      4.61     4.94      5.24

65      6.10     5.35  6.03   5.32   5.81   5.22   5.46   5.05   5.43   4.97    65    4.07      4.38      4.72     5.07      5.39
66      6.29     5.51  6.21   5.47   5.96   5.36   5.56   5.16   5.56   5.08    66    4.15      4.48      4.84     5.21      5.55
67      6.50     5.67  6.41   5.63   6.11   5.50   5.66   5.26   5.70   5.20    67    4.23      4.58      4.97     5.36      5.73
68      6.73     5.85  6.62   5.80   6.28   5.65   5.76   5.37   5.85   5.33    68    4.31      4.69      5.10     5.53      5.92
69      6.97     6.04  6.84   5.98   6.44   5.80   5.86   5.49   6.00   5.47    69    4.40      4.80      5.25     5.70      6.12

70      7.23     6.25  7.07   6.18   6.61   5.96   5.96   5.60   6.16   5.61    70    4.50      4.93      5.40     5.89      6.34
71      7.51     6.47  7.32   6.39   6.78   6.14   6.05   5.71   6.33   5.76    71    4.60      5.06      5.57     6.10      6.57
72      7.80     6.71  7.58   6.62   6.96   6.31   6.14   5.83   6.51   5.93    72    4.71      5.20      5.75     6.31      6.82
73      8.12     6.97  7.85   6.86   7.14   6.50   6.23   5.94   6.70   6.10    73    4.83      5.35      5.94     6.55      7.09
74      8.45     7.26  8.14   7.12   7.32   6.69   6.31   6.04   6.90   6.28    74    4.95      5.51      6.15     6.80      7.37

75      8.82     7.56  8.44   7.39   7.49   6.89   6.38   6.14   7.11   6.48    75    5.08      5.68      6.37     7.07      7.68
---------------------------------------------------------------------------------------------------------------------------------
*Adjusted age of annuitant.        M = Male     F = Female

Table B above is based on the "1983 Individual Annuitant Mortality Table A" assuming a 3% annual effective interest rate. Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. Such rates will be furnished by us upon request. Amounts shown in the table below are based on assuming a 3% annual effective interest rate.

Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000
         Applied

Years Payable     Monthly Payment            Years Payable     Monthly Payment             Years Payable     Monthly Payment
-------------     ---------------            -------------     ---------------             -------------     ---------------

     10                   9.61                     17                 6.23                      24                 4.84
     11                   8.86                     18                 5.96                      25                 4.71
     12                   8.24                     19                 5.73                      26                 4.59
     13                   7.71                     20                 5.51                      27                 4.47
     14                   7.26                     21                 5.32                      28                 4.37
     15                   6.87                     22                 5.15                      29                 4.27
     16                   6.53                     23                 4.99                      30                 4.18

PAGE 30
Flexible Payment Deferred Annuity Contract


American Centurion Life
P.O. Box 5555
Albany, New York  12205-0555



o Flexible Purchase Payments
o Optional Fixed Dollar or Variable Accumulation Values and Annuity
  Payments
o Annuity Payments to Begin on the Retirement Date
o This Contract is Nonparticipating - Dividends Are Not Payable